September 9,
2005



Mail Stop 4561

John C. Goff
777 Main Street, Suite 2100
Fort Worth, TX  76102

      Re:	Crescent Real Estate Equities Limited Partnership
		Form 10-KSB for the year ended December 31, 2004
		File No. 333-42293

Dear Mr. Goff:

      We have completed our review of your Form 10-KSB and do not, at this time, have any further comments.

      You may contact Yolanda Crittendon, Staff Accountant, at
(202)
551-3472 or the undersigned at (202) 551-3498 if you have questions.



							Sincerely,



            Linda Van Doorn				Senior Assistant
Chief
Accountant


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Mr. John C. Goff
Crescent Real Estate Equities Limited Partnership
August 26, 2005
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